Exhibit 99.3

Ondas Announces Regna AI, Powered by Palantir, to Advance Sovereign AI

Regna AI will bring mission-specialized fine-tuned AI models to governments and enterprises

WEST PALM BEACH & MIAMI, FL / October 12, 2026 / Ondas Inc. (Nasdaq: ONDS) (“Ondas” or the “Company”), a leading provider of advanced autonomous systems and next-generation defense and security technologies, and Palantir Technologies Inc. (NASDAQ: PLTR) announce the formation of Regna AI. Regna AI is a standalone private company, powered by Palantir and bootstrapped by Ondas that is expected to scale with institutional partners and help customers develop and deploy mission-specialized fine-tuned AI models within their own sovereign environments. Ondas will serve as Regna AI’s first customer, deploying fine-tuned models to run autonomous mission orchestration on the edge. Established to serve the broader market, Regna AI will also partner with governments, businesses, and institutions seeking to bring sovereign AI capabilities to mission-critical operations.

Regna AI’s models will be designed for deployment within customer environments and on edge hardware, including ISR systems such as drones, stratospheric balloons, ground vehicles and surface vessels as well as command-and-control nodes, supporting operations in denied, degraded, intermittent, or limited (DDIL) connectivity conditions. Capabilities will help operators assess evidence, compare options, and propose mission-plan updates for human review and authorization.

“No government should have to build its AI strategy on models or data infrastructure it does not control,” said Eric Brock, Chairman and Chief Executive Officer of Ondas. “Regna AI combines open-weight models, customer-controlled mission data, and Palantir’s operational platform to give defense organizations control over the AI that supports their missions.  We believe Regna AI can become a foundational AI platform for the U.S. Department of War, allied governments and the defense and industrial companies that serve them.”

Palantir will provide model-training infrastructure and support delivery, with Regna AI and Palantir collaborating on forward-deployed engineering to tailor and adapt capabilities to customer workflows and needs. In response to growing interest in sovereign, mission-specialized AI, Ondas is seeing significant demand for these capabilities and will work with Regna AI and Palantir to scale the platform and support initial customer deployments over the coming months.

“Sovereign AI, trained on mission knowledge and tradecraft, outperforms frontier models while removing dependence on them,” said Alex Karp, Co-Founder and Chief Executive Officer of Palantir Technologies. “All layers of the stack are owned and controlled by the sovereign institution. Regna AI will put that within reach of institutions that could never justify building a frontier model of their own.”

Regna AI is initially wholly-owned by Ondas, and will build on Ondas and Palantir’s existing collaboration on SkyWeaver C4I, an open-architecture capability that integrates layered surveillance from the stratosphere to the tactical edge. Combining embedded agentic AI with edge processing, the program provides an operational foundation for Regna AI’s mission-specialized models in multi-domain and degraded-connectivity environments.

Sovereign AI is becoming the defining requirement for defense. Governments and their defense partners face a difficult choice between accelerating with AI and protecting sovereign data, because commercial AI providers own the models they train and mission data cannot freely cross security boundaries. Built on Palantir’s AIP, Regna AI will remove that tradeoff without the hundreds of millions to billions of dollars it can cost customers to build a model from scratch. Regna AI launches as America’s AI Action Plan encourages open-source and open-weight models. Beginning with ISR and its foundational work with Ondas, Regna AI plans to expand into additional mission areas and into security, critical infrastructure and industrial markets, extending its opportunity well beyond defense.

About Ondas Inc.

Ondas Inc. (Nasdaq: ONDS) is a leading provider of autonomous systems, robotics, and mission-critical technologies for defense, homeland security, public safety, critical infrastructure, and industrial markets. The Company develops and deploys integrated unmanned and autonomous platforms across air, ground, and stratospheric environments, including autonomous drone systems, counter-UAS technologies, robotic ground systems, advanced unmanned aircraft and propulsion solutions, demining and engineering systems, and integrated sensing and communications technologies designed to support intelligence, surveillance, reconnaissance, security, and operational missions in complex environments. Ondas’ solutions are deployed globally by government, defense, and commercial customers to protect infrastructure, borders, transportation networks, personnel, and strategic assets.

For additional information on Ondas Inc., visit www.ondas.com.

About Palantir Technologies, Inc.

Foundational software of tomorrow. Delivered today. Additional information is available at palantir.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We caution readers that forward-looking statements are predictions based on current expectations as well as the beliefs and assumptions of management as of that time with respect to future events. These statements may relate to, but are not limited to, Palantir’s expectations regarding the amount and the terms of the contract and the expected benefits of Palantir’s software platforms. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. These statements are subject to risks and uncertainties, many of which involve factors or circumstances that are beyond Palantir’s or Ondas’ control. These risks and uncertainties include the ability to meet the unique needs of customers; the failure of the platforms and systems to satisfy customers or perform as desired; the frequency or severity of any software and implementation errors; the platforms and systems reliability; and customers’ ability to modify or terminate contracts. Additional information regarding these and other risks and uncertainties is included in the filings Palantir and/or Ondas makes with the Securities and Exchange Commission from time to time. Except as required by law, neither Palantir nor Ondas undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.

Contacts

IR Contact for Ondas Inc.

888-657-2377

ir@ondas.com

Media Contact for Ondas Inc.

Escalate PR

ondas@escalatepr.com

Preston Grimes

Marketing Manager, Ondas Inc.

preston.grimes@ondas.com

Palantir

Lisa Gordon

media@palantir.com